News Announcement

DIGIPLEX CONTINUES RAPID CIRCUIT EXPANSION, ENTERS INTO AGREEMENTS TO ACQUIRE TWO ENTERTAINMENT COMPLEXES AND   LEASE A THIRD, ADDING TO ITS GROWING FOOTPRINT

- Company Planning to Enter Three Attractive New DMAs with Aggregate of 27 Screens -

WESTFIELD, New Jersey (October 23, 2013) - Digital Cinema Destinations Corp. (NasdaqCM: DCIN), a fast-growing motion picture exhibitor dedicated to transforming movie theaters into digital entertainment centers, today announced the signing of asset purchase agreements to acquire two new theater locations – an 8-screen multiplex in Mechanicsburg, PA (Harrisburg DMA 39) and a 7-plex located in Churchville, MD (Baltimore DMA 27), from Flagship Cinemas. Consideration for these two theaters will be a combination of cash and DCIN common stock. Additional financial terms were not disclosed.

The Company also announced the signing of a new theater operating lease that begins April 1, 2014, with expected occupancy of the New Smyrna Beach, FL (Daytona DMA 19) location following completion of digital projection system installations at the 12-screen theater. The New Smyrna Beach complex will fall under Digiplex’s JV theater management agreement, Start Media/Digiplex, LLC.

Digiplex Chairman and CEO Bud Mayo stated, “We are extremely pleased to add three new locations to Digiplex’s growing theater circuit. As a result of our active M&A program, we have added 131 screens to our expanded footprint since December 2012. The acquisitions announced today increase our operating base by approximately 13% to 22 locations with an aggregate of 211 screens. In addition, Digiplex’s circuit will now have operations in eight states with our entry into Churchville, MD and New Smyrna Beach, FL.

“Today’s announcement again underscores Digiplex’s commitment to building a leading, fully digital circuit through attractive acquisitions and lease agreements where we can create meaningful value by leveraging our existing corporate infrastructure and applying the Company’s unique alternative programming strategies through our targeted marketing platform, to further improve theater-level performance over time. Additionally, we have what we believe to be a very robust acquisition pipeline featuring a variety of expansionary opportunities that we hope will lead to further growth in the near term,” concluded Mr. Mayo.

John Crowley, President of Flagship Cinemas, stated, “The sale of two Flagship locations to Digiplex affords us a chance to participate in another exciting opportunity with Bud Mayo and his experienced theater operations team. As a prospective future stockholder of DCIN, we look forward to benefiting from their financial success in further consolidating the domestic theatrical exhibition industry.”

The digital conversion at New Smyrna Beach is targeted for completion during spring or early summer 2014, at which time Digiplex will assume operations of the facility. The property landlord is funding the majority of the digital conversion. Mechanicsburg and Churchville are already fully digital theaters and both complexes have three 3-D compatible RealD screens. The Mechanicsburg location is located close to Digiplex’s Camp Hill theater, in a market that has performed well for the Company. The Mechanicsburg and Churchville acquisitions are expected to be completed during Q4 of calendar 2013, in time for the end-of-year holiday cinema-going season.

About Digital Cinema Destinations Corp.(www.digiplexdest.com)
Digital Cinema Destinations Corp. (NasdaqCM: DCIN) is Digiplex Destinations, dedicated to transforming its movie theaters into interactive entertainment centers. The Company provides consumers with uniquely satisfying experiences, combining state-of-the-art digital technology with engaging, dynamic content that far transcends traditional cinematic fare. The Company's customers enjoy live opera, ballet, Broadway shows, sports events, concerts and, on an ongoing basis, the very best major motion pictures. Digiplex operates 19 cinemas and 184 screens in AZ, CA, CT, OH, PA, and NJ. You can connect with Digiplex via Facebook, Twitter, YouTube and Blogger.

Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. A number of factors, including those described in the Company's Annual Report on Form 10-K for the fiscal year 2013 and other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect the Company. Copies of the Company's filings with the SEC are available from the SEC, may be found on the Company's website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Contacts:
Bud Mayo, Chairman/CEO	Robert Rinderman or Jennifer Neuman
Digital Cinema Destinations Corp.	JCIR – Investor Relations/Corporate Communications
908/396-1362 or bmayo@digiplexdest.com	212/835-8500 or DCIN@jcir.com

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